NextPlay Technologies, Inc. 8-K/A

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements Nos. 333-224309, 333-226951, 333-252580, 333-256060, 333-220619 and 333-257457 on Form S-3 and Registration Statements Nos. 333-248475 and 333-229370 on Form S-8 of NextPlay Technologies, Inc., of our report dated 8/30/2021, relating to the consolidated financial statements of HotPlay Enterprise Limited, as of and for the period from March 6, 2020 (Inception) to February 28, 2021 appearing in Form 8-K/A of NextPlay Technologies, Inc.

/s/ TPS Thayer, LLC

Sugar Land, Texas

September 8, 2021